Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

November 7, 2011

InvenSense, Inc.

1197 Borregas Avenue

Sunnyvale, CA 94089

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to InvenSense, Inc., a Delaware corporation (the “Company”), in connection with the registration of 11,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”, pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering and sale by the Company of 10,000,000 shares of Common Stock (the “Primary Shares”), the offering and sale by the selling stockholders identified in such Registration Statement (the “Selling Stockholders”) of up to 1,500,000 shares of Common Stock (the “Secondary Shares”), and the offering and sale by certain Selling Stockholders of up to 16,794 shares of Common Stock issuable upon the exercise of warrants (the “Secondary Warrant Shares”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination: (i) with respect to the genuineness of signatures, the authenticity of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies by the Company, we have relied upon a certificate of an officer of the Company; and (ii) we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies with respect to documents submitted to us by public officials of the States of Delaware and California and by the Selling Stockholders.

Based upon the foregoing, we are of the opinion that upon the effectiveness of the Company’s Third Amended and Restated Certificate of Incorporation:

1.	The Primary Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

2.	The Secondary Shares have been duly and validly authorized and are validly issued, fully paid and nonassessable.

3.	The Secondary Warrant Shares have been duly and validly authorized, and

InvenSense, Inc.

November 7, 2011

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when issued and sold in accordance with the terms set forth in the applicable warrant pursuant to which such Secondary Warrant Shares are to be issued, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP